Exhibit 99.2

TALOS ENERGY ISSUES CORRECTION TO SECOND QUARTER NET INCOME (LOSS) PER COMMON SHARE

Houston, August 8, 2018 – Talos Energy Inc. (“Talos” or “Company”)(NYSE:TALO) issued a revision to correct a computational error identified by management related to the weighted average number of common shares outstanding for the three and six month periods ended June 30, 2018 and 2017 in the press release titled “Talos Energy Announces Second Quarter 2018 Financial And Operating Results,” issued on August 6, 2018, which also resulted in a correction of net income (loss) per common share for those periods. No other financial results or data reported in the original press release were affected by the correction.

The Company’s total number of common shares issued and outstanding today, as well as of May 10, 2018 and June 30, 2018, is 54,155,768; however, in accordance with Generally Accepted Accounting Principles in the United States as it pertains to “Interim Financial Statements,” the number of common shares outstanding for the computation of net income (loss) per common share should be the weighted average number of shares outstanding in the period. Therefore, the corrections are as follows (share count in thousands):

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The weighted average number of common shares outstanding increased for the three months ended June 30, 2017 to 31,244 (previously reported as 20,038), resulting in net income (loss) per common share of $0.79 (previously reported as $1.23)

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The weighted average number of common shares outstanding decreased for the three months ended June 30, 2018 to 44,336 (previously reported as 54,156), resulting in net income (loss) per common share of $(1.69) (previously reported as $(1.38))

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The weighted average number of common shares outstanding increased for the six months ended June 30, 2017 to 31,244 (previously reported as 20,038), resulting in net income (loss) per common share of $1.89 (previously reported as $2.95)

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The weighted average number of common shares outstanding decreased for the six months ended June 30, 2018 to 37,826 (previously reported as 54,156), resulting in net income (loss) per common share of $(2.59) (previously reported as $(1.81))

ABOUT TALOS ENERGY

Talos is a technically driven independent exploration and production company with operations in the United States Gulf of Mexico and in the shallow waters off the coast of Mexico. Our focus in the United States Gulf of Mexico is the exploration, acquisition, exploitation and development of shallow and deepwater assets near existing infrastructure. The shallow waters off the coast of Mexico provide us high impact exploration opportunities in an emerging basin. The Company’s website is located at www.talosenergy.com.

INVESTOR RELATIONS CONTACT

Sergio Maiworm

+1.713.328.3008

investor@talosenergy.com